UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8–K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report

September 2, 2014

Commission File Number	Registrant	State of Incorporation	IRS Employer Identification Number

1–7810	Energen Corporation	Alabama	63–0757759

605 Richard Arrington Jr. Boulevard North Birmingham, Alabama	35203
(Address of principal executive offices)	(Zip Code)

(205) 326–2700

(Registrant’s telephone number including area code)

Check the appropriate box below if the Form 8–K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 23 0.425)

☐	Soliciting material pursuant to Rule 14a–12 under the Exchange Act (17 CFR 240.14a–12)

☐	Pre-commencement communications pursuant to Rule 14d–2(b) under the Exchange Act (17 CFR 240.14d–2(b))

☐	Pre-commencement communications pursuant to Rule 13e–4(c) under the Exchange Act (17 CFR 240.13e–4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

On September 2, 2014, Energen Corporation (“Energen”) entered into a syndicated senior secured revolving credit facility with initial aggregate lender commitments of $1.5 billion pursuant to a Credit Agreement (the “Credit Agreement”) among Energen, as borrower, Wells Fargo Bank, National Association, as administrative agent, and the institutions named therein as lenders. The Credit Agreement is a senior secured borrowing base revolving credit facility with an aggregate maximum principal amount of $2.5 billion, an initial borrowing base of $2.1 billion and initial aggregate lender commitments of $1.5 billion. This credit facility refinances and replaces a $1.25 billion syndicated unsecured credit facility provided by Bank of America, N.A., as administrative agent, and certain other lenders to Energen and guaranteed by its wholly-owned subsidiary Energen Resources Corporation (“Energen Resources”) on October 30, 2012 (the “Prior Revolving Facility”). Terms used in this Section and not defined herein have the respective meanings given to such terms in the Credit Agreement.

The credit facility is guaranteed on a senior basis by Energen Resources and will be guaranteed by any future material restricted subsidiary of Energen (to be redetermined on a periodic basis in accordance with the terms of the Credit Agreement). Additionally, under the Credit Agreement, letters of credit are available to Energen in an aggregate stated amount not to exceed $100 million and swingline loans are available to Energen in an outstanding aggregate amount not to exceed $100 million, each subject to the available commitments under the Credit Agreement.

The Credit Agreement has a maturity date of August 30, 2019.

Borrowings (other than swingline borrowings) under the credit facility will accrue interest, at Energen’s election, (i) at the Alternate Base Rate, plus a margin (the “ABR Margin”) ranging from 0.25% to 1.25% during a non-Investment Grade Period and from 0.125% to 0.75% during an Investment Grade Period or (ii) for Eurodollar borrowings, at the Adjusted LIBO Rate, plus a margin (such margin being the “Eurodollar Margin”) ranging from 1.25% to 2.25% during a non-Investment Grade Period and from 1.125% to 1.75% during an Investment Grade Period. Until January 1, 2015, the ABR Margin shall not be less than 0.50% and the Eurodollar Margin shall not be less than 1.50%. “Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (i) the Prime Rate in effect on such day, (ii) the Federal Funds Effective Rate in effect on such day plus  1⁄2 of 1% and (iii) the Adjusted LIBO Rate for a one month interest period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.0%. “Adjusted LIBO Rate” means the reserve-adjusted LIBO Rate for a given interest period, rounded upwards, if necessary, to the next 1/100 of 1%. The undrawn portion of the total commitments will be subject to a commitment fee ranging from 0.30% to 0.45% during a non-Investment Grade Period and from 0.150% to 0.300% during an Investment Grade Period. Swingline borrowings under the credit facility will accrue interest at a daily floating rate equal to the one-month LIBOR on such day, plus the Eurodollar Margin.

During a non-Investment Grade Period, the applicable margin and commitment fee are dependent upon borrowings relative to the then-effective borrowing base. The initial borrowing base is $2.1 billion. During a non-Investment Grade Period, the borrowing base will be redetermined by the lenders at least semi-annually on each April 1 and October 1, beginning April 1, 2015. Energen and the lenders may each request one unscheduled borrowing base redetermination between each scheduled redetermination. Energen may also elect to request a borrowing base redetermination in connection with certain acquisitions. The borrowing base will be reduced in certain circumstances upon any issuance of unsecured senior or unsecured subordinated debt, upon cancellation of certain hedging positions and as a result of certain asset sales.

Under the Credit Agreement, Energen is obligated to comply with certain financial covenants requiring it to maintain (i) a ratio of consolidated Total Debt to consolidated EBITDAX less than or equal to 4.0 to 1.0, (ii) a ratio of consolidated current assets to consolidated current liabilities greater than or equal to 1.0 to 1.0, and (iii) during any Investment Grade Period on which Energen does not have both (a) an unsecured rating from Moody’s of Baa3 or better and (b) an unsecured rating from S&P of BBB- or better, a ratio of the PV-9 of its oil and gas properties to consolidated Total Debt greater than or equal to 1.50 to 1.00.

In addition, the Credit Agreement contains various covenants that limit, among other things, Energen’s ability to: incur indebtedness; grant liens; issue preferred stock; engage in certain mergers, consolidations, liquidations and dissolutions; engage in certain sales of assets; make distributions and dividends; enter into transactions with affiliates; and make certain acquisitions and investments.

The Credit Agreement allows Energen to hedge up to 85% of its anticipated production of crude oil (including natural gas liquids and condensate) and up to 85% of its anticipated production of natural gas, in each case, as such production is projected from Energen’s proved oil and gas properties reserves.

If an event of default exists under the Credit Agreement, the lenders will be able to accelerate the maturity of the credit facility and exercise other rights and remedies. An event of default includes, among other things: nonpayment of principle when due; nonpayment of interest, fees or other amounts (subject to a five-Business Day grace period); material inaccuracy of representations and warranties; violation of covenants; cross-default in excess of $75 million; bankruptcy events; certain ERISA events; judgments in excess of $75 million; and a change in control.

Subject to the Investment Grade Period described below, the Credit Agreement will be secured by sufficient mortgages on Energen Resources’ oil and gas properties such that mortgaged properties represent at least 80% of the PV-9 of its proved oil and gas properties. In addition, the Credit Agreement will be secured by (a) the pledge of the equity interests in each of the subsidiaries of Energen (other than Energen Resources) and of subsidiary guarantors, (b) a security interest granted in substantially all of the other assets of Energen Resources and any other subsidiary guarantors and (c) certain assets of Energen (all such security subject to certain carve outs set forth in the security instruments delivered pursuant to Credit Agreement). The lien on Energen’s assets as security for this new credit facility is expressly limited to assets that may be pledged by Energen without triggering any requirements under Energen’s Existing Indenture to provide security for the notes issued under such Existing Indenture.

If Energen receives an unsecured rating from at least one of Moody’s or S&P of Baa3 or better or BBB- or better, as applicable, then at Energen’s election, Energen may enter into an investment grade period under the Credit Agreement (the “Investment Grade Period”). During the Investment Grade Period, all security interests shall be released. Additionally, during an Investment Grade Period, the applicable margin for borrowings under the credit facility and the commitment fee will shift such that pricing will be based on Energen’s ratings, and the amount available to be drawn will be based solely on the outstanding commitments of the lenders and not limited by the borrowing base.

In the ordinary course of their respective businesses, certain of the lenders and other parties to the Credit Agreement and their respective affiliates have engaged, and may in the future engage, in commercial banking, investment banking, financial advisory or other services to Energen and its affiliates for which they have in the past and may in the future receive customary compensation and expense reimbursement.

The preceding summary of the material terms of the Credit Agreement is qualified in its entirety by the full text of such agreement, which is filed herewith as Exhibit 10.1. In the event of any discrepancy between the preceding summary and the text of the Credit Agreement, the text of the Credit Agreement shall control.

Item 1.02 Termination of a Material Definitive Agreement

As a result of the closing of the Transaction described under Item 7.01 below, and the entry by Energen into the Credit Agreement, the credit facility described in Item 1.01 hereof replaces the senior unsecured term credit agreement among Energen, as borrower, Energen Resources, as guarantor, Bank of America, as Administrative Agent and several banks party thereto, dated as of December 17, 2013 (the “Senior Term Debt”), and the Prior Revolving Credit Facility among Energen, as borrower, Energen Resources, as guarantor, Bank of America, N.A., as Administrative Agent and the other lenders party thereto, dated as of October 30, 2012, which were terminated early on September 2, 2014, effective with the closing of the Credit Agreement. The remainder of the information required by this Item 1.02 is included in Item 1.01 and incorporated herein by reference.

Section 2 – Financial Information

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information required by this Item 2.03 is included in Item 1.01 and incorporated herein by reference.

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance

                  Sheet Arrangement.

The closing of the Transaction described below under Item 7.01 triggered the acceleration of the Senior Term Debt and the Prior Revolving Credit Facility. Both the Senior Term Debt and the Prior Revolving Credit Facility were paid in full and terminated. The information required by this Item 2.04 is included in Items 1.01 and 1.02 and incorporated herein by reference.

Section 7 – Regulation FD

Item 7.01 Regulation FD Disclosure

As previously disclosed, on April 5, 2014, Energen entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”) by and among Energen, Alabama Gas Corporation (“Alabama Gas”), and The Laclede Group, Inc. (“Laclede”), pursuant to which Laclede agreed to acquire all of the outstanding common stock of Alabama Gas, a wholly-owned subsidiary of Energen (the “Transaction”). On September 2, 2014, Energen and Laclede closed the Transaction, effective as of August 31, 2014.

The foregoing description of the Stock Purchase Agreement is qualified in its entirety by reference to the full text of such agreement, a copy of which is filed as Exhibit 2.1 to Energen’s Current Report on Form 8-K filed on April 7, 2014 and is fully incorporated herein by reference. The information furnished in this Item 7.01 shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall such information be deemed to be incorporated by reference into any of Energen’s filings under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act.

Section 9 Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits.

EXHIBIT NUMBER	DESCRIPTION

10.1	Credit Agreement dated September 2, 2014, by and among Energen Corporation, as borrower, Wells Fargo Bank, National Association, as administrative agent, and the institutions named therein as lenders

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ENERGEN CORPORATION

September 2, 2014	By	/S/ CHARLES W. PORTER, JR.
Charles W. Porter, Jr. Vice President, Chief Financial Officer and Treasurer of Energen Corporation